                                         Exhibit 21.1

Subsidiaries of the Registrant

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2023.

Subsidiary		Jurisdiction of Incorporation
1.	CSI Electrical Contractors, Inc.	Delaware, U.S.
2.	E.S. Boulos Company	Delaware, U.S.
3.	Great Southwestern Construction, Inc.	Colorado, U.S.
4.	Harlan Electric Company	Michigan, U.S.
5.	High Country Line Construction, Inc.	Nevada, U.S
6.	Huen Electric, Inc.	Delaware, U.S.
7.	MYR Equipment, LLC	Delaware, U.S.
8.	MYR Group Construction Canada, Ltd.	British Columbia, Canada
9.	MYR Real Estate Holdings, LLC	Delaware, U.S.
10.	MYR Real Estate Holdings Alaska, LLC	Delaware, U.S.
11.	MYR Energy Services, Inc.	Delaware, U.S.
12.	MYR Transmission Services Canada, Ltd.	British Columbia, Canada
13.	Northern Transmission Services, Ltd.	British Columbia, Canada
14.	Powerline Plus Ltd	Ontario, Canada
15.	Sturgeon Electric Company, Inc.	Michigan, U.S.
16.	Sturgeon Electric California, LLC	Delaware, U.S.
17.	The L. E. Myers Co.	Delaware, U.S.
18.	Western Pacific Enterprises Ltd.	British Columbia, Canada